Exhibit 21.1

SOLITARIO EXPLORATION & ROYALTY CORP.
Schedule of Subsidiaries
December 31, 2009

Solitario Exploration & Royalty Corp. [Colorado]
Subsidiaries-[jurisdiction] - percentage owned

- Solitario Mexico SA de CV
- Altoro Gold Corp. [British Columbia, Canada] - 100%
     - Altoro Gold (BVI) Corp. [British Virgin Islands] - 100%
           - Minera Altoro (BVI) Ltd. [British Virgin Islands]- 100%
           - Minera Andes (BVI) Corp. [British Virgin Islands] -100%
                 - Compania Minera Andes del Sur S.A. [Bolivia] - 100%
           - Minera Altoro Brazil (BVI) Corp. [British Virgin Islands] - 100%
                 - Altoro Mineracao, Ltda. [Brazil] - 100%
Minera Solitario Peru, S.A. [Peru] - 100%
Minera Bongara, S.A. [Peru] - 100%
Minera Soloco, S.A. [Peru] - 100%
Mineracao Solitario Brazil, Ltd [Brazil]- 100%
Pedra Branca Brazil Mineracao -100%